EXHIBIT 99.1

FARMHOUSE INC. FILES FORM 10-Q FOR THREE MONTHS

ENDED MARCH 31, 2021

ANNOUNCES TWITTER ADVERTISING REVENUE GAINS

Press Release: OTC DISCLOSURE & NEWS SERVICE

SAN FRANCISCO, Calif., May 18, 2021 – Farmhouse, Inc. (OTC:FMHS) (the “Company”), a social media company focused on leveraging technology to connect the regulated cannabis industry through its on-line community, The WeedClub® Platform, today announced that it has filed its Form 10-Q for the three months ended March 31, 2020 and announces revenue gains from its Twitter advertising deal.

For the three months ended March 31, 2021, the Company generated revenues of $11,350 compared to no revenues in the comparable prior year quarter. Overall, for the three months ended March 31, 2021, the Company reported a net loss of $137,325, or $0.01 per share, compared to a net loss of $186,452, or $0.01 per share, for the three months ended March 31, 2020.

Twitter Advertising Revenue Gains

Affiliate advertising, through the Company’s advertising deal with Twitter, generated $8,850 of revenues for the three months ended March 31, 2021. In 2020, the Company entered into an advertising deal with Twitter which provides a new revenue stream and growth opportunity due to the Company’s ability to post approved hemp social media ads. Currently, the cannabis and hemp social advertising space is restrictive towards many products and brands. Each platform has different guidelines (many of which are vague) and force companies to find workarounds to run ads through a given platform that may or may not be flagged and halted at any time,

“With our Twitter advertising deal, we go through a process to gain pre-approval for hemp companies prior to posting any Twitter ads, removing the potential for ads getting flagged, removed or the account getting shut down,” said Chief Executive Officer Evan Horowitz. “This creates a sustainable advantage because our WeedClub® Platform has one of the few legal and approved direct-to-consumer advertising channels. Our Twitter advertising deal creates a differentiated opportunity for us to enter the hemp advertising industry and connect companies with a sought after direct-to-consumer channel to market and raise brand awareness for their products.”

About Farmhouse, Inc.

The Company has developed the WeedClub® Platform, a professional social network platform for the regulated cannabis industry, that enables cannabis and hemp professionals to connect, discover products and services and scale their businesses. Within the WeedClub® Platform, members utilize an increasing set of technology-based tools for discovering professional connections and information. The Company believes it has established itself as the trusted brand to connect the industry through the WeedClub® Platform and its @420 Twitter handle.

Forward Looking Statements

The Company cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on our current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the fitness of our product for a particular application or market, the expectations of future revenue growth may not be realized, ongoing demand for our software products and related services, the impact of global pandemics (including COVID-19) on the demand for our products and services; and other risks described in prior press releases and in our filings with the Securities and Exchange Commission (SEC), including in our Form 10-K for the year ending December 31, 2020 and any subsequent filings with the SEC. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact Information

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